EXHIBIT 23.1
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INDEPENDENT AUDITORS' CONSENT





The Board of Directors
Network-1 Security Solutions, Inc.


We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 and the reoffer prospectus pertaining to the Network-1 Security Solutions, Inc. amended and restated 1996 stock option plan and to the incorporation by reference therein of our report dated February 21, 2001 with respect to the financial statements of Network-1 Security Solutions, Inc. included in its Annual Report on Form 10-KSB for the year ended December 31, 2000 filed with the Securities and Exchange Commission.



/s/ Richard A. Eisner & Company, LLP
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New York, New York
June 25, 2001